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                                                               Exhibit 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         KOSAN BIOSCIENCES INCORPORATED

         Daniel V. Santi and Blair W. Stewart certify that:

         A. They are the Chief Executive Officer and Secretary, respectively, of Kosan Biosciences Incorporated, a California corporation (the "Corporation").

         B. The Amended and Restated Articles of Incorporation of the Company are hereby amended and restated in their entirety to read as set forth below:

                                      * * *

                                       I.

         The name of this corporation is Kosan Biosciences Incorporated.

                                       II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         1. AUTHORIZATION TO ISSUE TWO CLASSES. This Corporation is authorized to issue two classes of shares designated, respectively, Preferred Stock and Common Stock. The Corporation is authorized to issue 4,348,182 shares of Preferred Stock, $0.001 par value, 1,480,000 shares of which are designated "Series A Preferred Stock" (the "Series A Preferred"), 1,818,182 shares of which are designated "Series B Preferred Stock" (the "Series B Preferred") and 1,050,000 shares of which are designated "Series C Preferred Stock" (the
"Series C Preferred", and together with the Series A Preferred and the Series B Preferred, the "Preferred Stock"), and 12,000,000 shares of Common Stock, $0.001 par value (the "Common Stock").

         2. PREFERRED STOCK. The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

                  (a)      DIVIDENDS.

                           (i) PREFERRED STOCK. The holders of the Series A
Preferred shall be entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the rate of



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$0.25 per share (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series A Preferred) per annum, payable quarterly as the Board of Directors may from time to time determine out of funds legally available therefor. The holders of the Series B Preferred shall be entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the rate of $0.49 per share (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series B Preferred) per annum, payable quarterly as the Board of Directors may from time to time determine out of funds legally available therefor. The holders of the Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the rate of $1.86 per share (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series C Preferred) per annum, payable quarterly as the Board of Directors may from time to time determine out of funds legally available therefor. No dividend shall be declared or paid with respect to Common Stock, the Series A Preferred or the Series B Preferred until the full dividend for the applicable period has been declared and paid on the Series C Preferred. After the payment of such preferential amounts to the holders of the Preferred Stock with respect to any year, any additional dividend which the Board of Directors may declare with respect to such year shall be declared simultaneously with respect to the Preferred Stock and the Common Stock, as if the Preferred Stock were converted to Common Stock. The right to any dividends under this subsection
(i) shall not be cumulative and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared. If less than full dividends are paid or declared and set apart for payment to the holders of the Series A or Series B Preferred Stock, then the amount to be paid or declared and set aside for payment shall be divided as between the holders of the Series A Preferred and the holders of the Series B Preferred in the same proportion as the aggregate preferential dividend payable to the holders of the Series A Preferred bears to the aggregate preferential dividend payable to the holders of the Series B Preferred.

                           (ii) COMMON STOCK. No dividends (other than those
payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the full preferential amounts set forth in Section 2(a)(i) hereof shall have been paid to the holders of Preferred Stock or declared and set apart for payment to the holders of Preferred Stock during such fiscal year.

                  (b)      LIQUIDATION PREFERENCE.

                           (i) SERIES A PREFERRED, SERIES B PREFERRED AND
SERIES C PREFERRED LIQUIDATION PREFERENCE AMOUNT. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the outstanding shares of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or the holders of any other capital stock of the Corporation by reason of their ownership thereof, (x) a per share amount equal to $4.20 per share (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series A Preferred) for each share of Series A Preferred then held by them plus an amount equal to all declared but unpaid dividends on the Series A Preferred (the "Series A Preferred Liquidation Preference Amount"), (y) a per share amount equal to $8.25 per

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share (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series B Preferred) for each share of Series B Preferred then held by them plus an amount equal to all declared but unpaid dividends on the Series B Preferred (the "Series B Preferred Liquidation Preference Amount") and (z) a per share amount equal to $31.00 per share (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series C Preferred) for each share of Series C Preferred then held by them plus an amount equal to all declared but unpaid dividends on the Series C Preferred (the "Series C Preferred Liquidation Preference Amount"). If upon the occurrence of such event, the assets and funds to be distributed among the holders of the Preferred Stock shall be insufficient to permit the full payment of the Series A Preferred Liquidation Preference Amount, the Series B Preferred Liquidation Preference Amount and the Series C Preferred Liquidation Preference Amount, then the holders of each share of Series C Preferred shall be entitled to be paid first out of the assets and funds of the Corporation legally available for distribution up to an amount equal to the Series C Preferred Liquidation Preference Amount and then all remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred and the Series B Preferred (both of which shall be junior to the Series C Preferred in liquidation) in proportion to the full preferential amount each such holder is entitled to receive.

                           (ii) ADDITIONAL DISTRIBUTIONS. After the full
liquidation preference has been paid to the holders of the Preferred Stock pursuant to subsection (b)(i) above, all remaining assets shall be distributed to the holders of the Preferred Stock and Common Stock on a pro rata basis, as if such Preferred Stock was converted to Common Stock; provided, that the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred shall not be entitled to receive more than two times the Series A Preferred Liquidation Preference Amount, the Series B Preferred Liquidation Preference Amount or the Series C Preferred Liquidation Preference Amount, respectively, by reason of their ownership of Preferred Stock (which includes amounts paid pursuant to subsection (i) of subparagraph (b) above).

                           (iii) MERGER OR SALE SHALL BE A LIQUIDATION. A
consolidation or merger of the Corporation with or into any other entity, an acquisition by any other entity, or a sale of all or substantially all of the assets or voting control of the Corporation, in which the prior shareholders of the Corporation do not own a majority of the outstanding shares of the surviving entity after the transaction shall be deemed to be a liquidation, dissolution or winding up within the meaning of Sections 2(b)(i) and, (ii) above.

                  (c)      VOTING RIGHTS.

                           (i) GENERALLY. Except as otherwise required by law or
by subsection (iii) of this subparagraph (c) hereof, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to subparagraph (d) hereof, and shall have full voting rights and powers equal to the voting rights and powers of the Common Stock (voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and applicable law. In the event the Preferred Stock

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is convertible into a non-integral number of shares of Common Stock, the aggregate number of votes to which such shareholder is entitled shall be rounded to the nearest whole vote.

                               (ii) BOARD OF DIRECTORS. So long as at least
435,000 shares of Series A Preferred (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series A Preferred) remain outstanding, the holders of the Series A Preferred voting as a separate class shall be entitled to elect two directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. So long as at least 545,454 shares of Series B Preferred (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series B Preferred) remain outstanding, the holders of the Series B Preferred voting as a separate class shall be entitled to elect two directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. So long as at least 272,727 shares of Series B Preferred (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series B Preferred) but not more than 545,453 shares of Series B Preferred (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series B Preferred) remain outstanding, the holders of the Series B Preferred voting as a separate class shall be entitled to elect one director and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. So long as at least 157,258 shares of Series C Preferred (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Series C Preferred) remain outstanding, the holders of the Series C Preferred voting as a separate class shall be entitled to elect one director and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Common Stock voting together as a single class shall be entitled to elect two directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. If the holders of the Series A Preferred are no longer entitled to elect two directors voting separately as a series, the holders of the Common Stock, together with the holders of any series of Preferred Stock that are not otherwise then entitled to elect a director voting as a series pursuant to this Section, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect such directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. If the holders of the Series B Preferred are no longer entitled to elect two directors voting separately as a series but are entitled to elect one director voting separately as a series, the holders of the Common Stock, together with the holders of the Series B Preferred, the holders of the Series A Preferred if they are not otherwise then entitled to elect two directors as a series pursuant to this Section and the holders of the Series C Preferred, if they are not otherwise then entitled to elect one director as a series pursuant to this Section, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect the director previously reserved for election by the holders of the Series B Preferred as a series, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. If the holders of the Series B Preferred are no longer entitled to elect two directors as a series, the holders of the Common Stock, together with the holders of the Series B Preferred, the holders of the Series A Preferred, if they are not otherwise then entitled to

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elect two directors as a series pursuant to this Section, and the holders of the Series C Preferred, if they are not otherwise then entitled to elect one director as a series pursuant to this Section, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect both directors previously reserved for election by the holders of the Series B Preferred, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. If the holders of the Series C Preferred are no longer entitled to elect one director voting separately as a series, the holders of the Common Stock, together with the holders of any series of Preferred Stock that are not otherwise then entitled to elect a director voting as a series pursuant to this Section, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect such directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

                           (iii) CERTAIN RESTRICTIONS AND LIMITATIONS. In
addition to any other rights provided by law or herein:

                                 (1) So long as at least 800,000 shares of
Preferred Stock (as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or the like of the Preferred Stock) remain outstanding, consent of the holders of at least seventy five percent (75%) of the Preferred Stock voting as a single class shall be required for any action that:

                                     (A) alters or changes the rights,
preferences or privileges of the Preferred Stock;

                                     (B) creates (by reclassification or
otherwise) any new class or series of shares or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Preferred Stock; or

                                     (C) amends, waives or repeals any
provision of, or adds any provision to, the Articles of Incorporation or Bylaws of the Corporation in a manner which adversely affects the Preferred Stock.

                                 (2) Consent of the holders of at least
seventy percent (70%) of the Preferred Stock voting as a single class shall be required for any action that:

                                     (A) increases or decreases the total
number of authorized shares of the Common Stock or the Preferred Stock;

                                     (B) results in the redemption of any
shares of Common Stock (other than pursuant to equity incentive agreements with employees, consultants, officers, directors and other service providers that give the Corporation the right to repurchase shares of Common Stock upon the termination of services);

                                     (C) results in any merger, other
corporate reorganization, sale of control, or sale or other conveyance of all or substantially all of the assets of the Corporation, as a result of which the shareholders of the Corporation immediately prior to the consummation of such transaction do not hold a majority of the voting power of the resulting entity; provided, that if a

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holder of any equity security of the Corporation or an affiliate of such holder is a party to such transaction (other than as a shareholder of the Corporation or as an advisor to any party thereto), then the shares held by such holder shall not be deemed to be outstanding for the purposes of such approval;

                                     (D) results in the declaration or
payment of any dividend on any shares of the Common Stock or the Preferred Stock of the Corporation (other than dividends on Common Stock payable in shares of Common Stock); or

                                     (E) increases or decreases the size of
the Company's Board of Directors.

                               (3) Consent of the holders of at least seventy
percent (70%) of the Series B Preferred shall be required for any action that:

                                     (A) increases or decreases the
total number of authorized shares of the Series B Preferred; or

                                     (B) changes the rights,
preferences, privileges or restrictions of the Series B Preferred in a way that adversely affects the Series B Preferred in a different manner than the Series A Preferred.

                               (4) Consent of the holders of at least fifty
percent (50%) of the Series C Preferred shall be required for any action that:

                                     (A) increases or decreases the total
number of authorized shares of the Series C Preferred; or

                                     (B) changes the rights, preferences,
privileges or restrictions of the Series C Preferred in a way that adversely affects the Series C Preferred.

                  (d) CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (i)  RIGHT TO CONVERT.

                           (1) VOLUNTARY CONVERSION. Each share of
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock at a rate (the "Conversion Rate") as is determined by dividing (A) $4.20 in the case of the Series A Preferred,
(B) $8.25 in the case of the Series B Preferred and (C) $31.00 in the case of the Series C Preferred, in each case by the then applicable Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion. The Conversion Price of the Series A Preferred shall initially be $4.20. The Conversion Price of the Series B Preferred shall initially be $8.25. The Conversion Price of the

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Series C Preferred shall be $31.00. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

                           (2) AUTOMATIC CONVERSION. Each share of Series A
Preferred shall be automatically converted into shares of Common Stock at the then effective applicable Conversion Rate (A) upon the consent of the holders of at least seventy percent (70%) of the outstanding shares of the Series A Preferred, or (B) upon the closing of the sale of the Corporation's Common Stock in a firmly underwritten initial public offering registered under the Securities Act of 1933, as amended (the "Act"), at a public offering price equal to not less than $21.00 per share of Common Stock (as appropriately adjusted for any stock dividend, stock split or combination, recapitalization, consolidation or the like of the Common Stock) with expected aggregate proceeds to the Corporation of not less than $15,000,000 before deduction of any underwriters' commissions and expenses (a "Qualified IPO"). Each share of Series B Preferred shall be automatically converted into shares of Common Stock at the then effective applicable Conversion Rate
(A) upon the consent of the holders of at least seventy percent (70%) of the outstanding shares of the Series B Preferred, or (B) upon the closing of a Qualified IPO. Each share of Series C Preferred shall be automatically converted into shares of Common Stock at the then effective applicable Conversion Rate (A) upon the consent of the holders of at least a majority of the outstanding shares of the Series C Preferred, or (B) upon the closing of an initial public offering at a Common Stock per share public offering price equal to not less than $40.30 per share of Common Stock (appropriately adjusted for any stock dividend, stock split or combination, recapitalization, consolidation or the like of the Common Stock) with expected aggregate proceeds to the Corporation of not less than $25,000,000 before deduction of any underwriters' commissions and expenses.

                      (ii) MECHANICS OF CONVERSION.

                           (1) EFFECTING CONVERSION. In order to effect a
voluntary conversion of Preferred Stock, such holder shall provide written notice to the Corporation that he or she elects to convert the same into Common Stock and deliver such notice to the office of the Corporation or of any transfer agent for such shares. Such voluntary conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the case of an automatic conversion in connection with an underwritten offering of securities under the Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering, in which case the person or persons entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (2) EXCHANGE OF CERTIFICATES. Before delivery to
any person of certificates representing shares of Common Stock issued upon voluntary or automatic conversion of shares of the Preferred Stock, the holder of such Preferred Stock shall surrender the certificate or certificates for such Preferred Stock, duly endorsed, at the office of the Corporation or of any

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transfer agent for such shares and shall provide a written declaration of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Common Stock pursuant to subparagraph 2(d)(xii), and pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted.

                      (iii) ADJUSTMENT FOR SUBDIVISIONS AND CERTAIN DISTRIBUTIONS; ADJUSTMENTS FOR COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK AND STOCK DIVIDENDS.

                            (1) In the event the outstanding shares of Common
Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, or a dividend or distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents" ) without payment of any consideration by such holder of the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate numbers of shares issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subparagraph 2(d)(vi)(1)(E).

                            (2) In the event the outstanding shares of Common
Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of the Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                      (iv) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subparagraph 2(d)(iii)(1) hereof, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as

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aforesaid during such period, subject to all other adjustments called for during such period under this subparagraph 2(d) with respect to the rights of the holders of the Preferred Stock.

                      (v) ADJUSTMENTS FOR REORGANIZATION, RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization (unless such reorganization is deemed a liquidation under subparagraph 2(b)(iii) hereof), reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price of the Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Price of the Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

                      (vi) CONVERSION PRICE ADJUSTMENTS WITH RESPECT TO CERTAIN DILUTING ISSUANCES. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                           (1) (A) If the Corporation shall issue or be
deemed to issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price of such series of Preferred Stock in effect immediately prior to each such issuance shall (except as otherwise provided in this clause (1)) be adjusted to:

                  a new Conversion Price determined by dividing (X) an amount equal to the sum of (a) the product derived by multiplying the Conversion Price of such series in effect immediately prior to such issuance times the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock or otherwise under Section 2(d)(vi)(1)(E)) outstanding immediately prior to such issue, plus (b) the consideration, if any, received by or deemed to have been received by the Corporation upon such issuance, by (Y) an amount equal to the sum of (c) the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock or otherwise under Section 2(d)(vi)(1)(E)) outstanding immediately prior to such issuance, plus (d) the number of shares of Common Stock issued or deemed to have been issued in such issuance; provided, however, that if in the

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>
         Corporation's next financing transaction (i) consisting of a private placement of $7,500,000 or more of equity securities led and negotiated (including the negotiation of the terms, conditions and pricing) by a financial or venture capital investor, Additional Stock is issued without consideration or for consideration per share less than the then-applicable Series C Preferred Conversion Price, the Series C Conversion Price shall be adjusted to the consideration per share received by the Corporation with respect to such Additional Stock, or (ii) consisting of a public offering, Additional Stock is issued without consideration or for consideration per share less than the then-applicable Series C Preferred Conversion Price, the Series C Conversion Price shall be adjusted to eighty percent (80%) of the consideration per share paid by the public with respect to such Additional Stock, all to be calculated as though the securities issued in the public offering were issued immediately prior to the closing of the public offering and conversion of the Series C Preferred.

                               (B) No adjustment of the Conversion Price for
any series of Preferred Stock shall be made in an amount less than one cent ($0.01) per share, provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment to the Conversion Price for such series of Preferred Stock. Except to the limited extent provided for in Sections 2(d)(vi)(1)(E)(z) and 2(d)(vi)(1)(E)(aa), no adjustment of such Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                               (C) In the case of the issuance of
securities of the Corporation for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                               (D) In the case of the issuance of
securities of the Corporation for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors.

                               (E) In the case of the issuance of options to
purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (where the shares of Common Stock issuable upon exercise of such options or rights or upon conversion or exchange of such securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                   (x) the aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 2(d)(vi)(1)(C) and 2(d)(vi)(1)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

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                                   (y) the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2(d)(vi)(1)(C) and 2(d)(vi)(1)(D));

                                   (z) In the event of any change in
the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities;

                                       (aa) Upon the expiration of any
such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                (2) "Effective Date" with respect to each
series of Preferred Stock means the first date on which shares of such series of Preferred Stock were issued.

                                (3) "Additional Stock" shall mean any shares
of Common Stock issued (or deemed to have been issued pursuant to Section 2(d)(vi)(1)(E)) by the Corporation after the Effective Date other than:

                                   (A) Common Stock issued pursuant to a
transaction described in Section 2(d)(iii).

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


                                   (B) Shares of Common Stock
issued or issuable to employees, officers, or directors of, or consultants to, the Corporation, approved by at least sixty-five percent (65%) of the members of the Board of Directors.

                                   (C) Common Stock issued or issuable
upon conversion of the shares of Preferred Stock.

                      (vii) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subparagraph 2(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                      (viii) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this subparagraph 2(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such applicable adjustments and readjustments, (2) the applicable Conversion Price at the time in effect, and
(3) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Preferred Stock. Any certificate sent to the holders of Preferred Stock pursuant to this subparagraph shall be signed by an officer of the Corporation.

                      (ix) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of record of Preferred Stock at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right. In addition, the Corporation shall mail to each holder of record of Preferred Stock a notice specifying that a liquidation, dissolution or winding up, or a merger, sale of assets or change of control transaction involving the Corporation is to occur (or so deemed pursuant to Section 2(b)(iii) hereof), such notice to be mailed at least fifteen (15) days prior to the date on which any such action is expected to be consummated.

                      (x) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                      (xi) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock then, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      (xii) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

                  (e) NOTICES. The Corporation shall give each holder of Preferred Stock at least fifteen (15) days prior written notice of any date
(i) for the determination of the distribution of assets in connection with any liquidation, dissolution or winding up of the Corporation, or (ii) on which automatic conversion is expected to occur. Any notice required by the provisions of these Articles to be given to the holders of shares of Preferred Stock shall be deemed given if delivered personally or deposited in the United States mail, first class postage prepaid (or, if to an international addressee, sent by express messenger specifying not more than three days' delivery), and addressed to each holder of record at his or her address appearing on the books of the Corporation.

                  (f) CERTAIN REPURCHASES. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law, to distributions made by the Corporation in connection with the repurchase, at the initial purchase price thereof, or at such other price as may be approved by the Board of Directors, of shares of Common Stock issued to or held by officers, directors, employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

                                       IV.

         1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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         2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California General Corporations Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject only to the limits set forth in Section 204 of the California General Corporations Law with respect to actions for breach of duty to the corporation and its shareholders.

         3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

                                      * * *

         C. The foregoing amendment and restatement has been duly approved by the Board of Directors of the Company.

         D. The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California General Corporations Law. The total number of outstanding shares is 2,159,148 shares of Common Stock, 1,451,195 shares of Series A Preferred Stock and 1,818,182 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the votes required. The percentage vote was more than 50% of the outstanding Common Stock and more than 75% of the outstanding Series A Preferred Stock and Series B Preferred Stock voting together as a single class.

         We further declare under penalty of perjury under the laws of California that the matters set forth in this amendment and restatement are true of our own knowledge.

         Executed at Palo Alto, California on March 17, 2000.


                                       /s/ Daniel V. Santi
                                      -----------------------------------------
                                      Daniel V. Santi, Chief Executive Officer

                                       /s/ Blair W. Stewart
                                      -----------------------------------------
                                      Blair W. Stewart, Jr., Secretary


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